UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 13, 2013

Date of Report (Date of earliest event reported)

HARMONIC INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25826	77-0201147
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification Number)

4300 North First Street

San Jose, CA 95134

(408) 542-2500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

On March 13, 2013, the Compensation and Equity Ownership Committee (the “Compensation Committee”) of the Board of Directors of Harmonic Inc. (the “Company”), following a review of the Company’s executive compensation program in conjunction with its outside compensation consultant, approved the adoption of the Harmonic 2013 Executive Bonus Plan (the “Plan”). The participants in the Plan include the following named executive officers of the Company:

Name	Position
Patrick J. Harshman	President and Chief Executive Officer
Carolyn V. Aver	Chief Financial Officer
Charles J. Bonasera	Senior Vice President, Operations
Neven Haltmayer	Senior Vice President, Research and Development

Under the plan, payment of a bonus to any participant that is a member of executive management, which includes the named executive officers identified above, will be based on performance against Company revenue, Non-GAAP gross margin, Non-GAAP operating margin and certain key progress milestones. A minimum threshold must be exceeded for each financial component before any bonus payment will be made with respect to that component. In the event that the target metrics are surpassed, a participant in the Plan may be awarded a bonus payment up to a maximum of 200% of such participant’s target bonus payment.

The 2013 base salary and target bonus of each executive officer is as follows:

Name	2013 Base Salary	Target Bonus as a % of Base Salary
Patrick J. Harshman	$500,000	125%
Carolyn V. Aver	$365,000	62%
Charles J. Bonasera	$275,000	60%
Neven Haltmayer	$300,000	57%

Participants in the Plan must remain employed through the date that a bonus is paid in order to qualify for a bonus payment. The Compensation Committee, in its sole discretion, retains the right to amend, supplement, supersede or cancel the Plan for any reason, and reserves the right to determine whether and when to pay out any bonus amounts, regardless of the achievement of the performance targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2013	HARMONIC INC.

	By:	/s/ Carolyn V. Aver
Carolyn V. Aver
Chief Financial Officer